Exhibit 11



                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 1, 1995, relating to the financial statements and financial highlights appearing in the July 31, 1995 Annual Report to Shareholders of INVESCO Balanced Fund and INVESCO Multi-Asset Allocation Fund (constituting the INVESCO Multiple Asset Funds, Inc.) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

Price Waterhouse LLP

Denver, Colorado
September 20, 1995